UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

November 12, 2003

ASCENDANT SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16250 Dallas Parkway, Suite 102, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

On November 4, 2003, Ascendant Solutions, Inc. (the “Company”) entered into a Letter of Intent (the “LOI”) with Park Pharmacy Corporation Inc., a Colorado corporation (“Seller”). According to the LOI, the Company proposes to acquire substantially all of the assets of Seller pursuant to a Plan of Reorganization of the Seller under Chapter 11 of the U.S. Bankruptcy Code (the “Plan”). The Seller has been operating as a debtor in possession since December 2, 2002. The assets being purchased shall include all of the cash and other assets of the operating subsidiaries of the Seller and all equity interests of the following entities (each wholly-owned by Seller): (i) Dougherty’s Pharmacy, Inc., (ii) Park Operating GP, LLC, (iii) Park LP Holdings, Inc., (iv) Park-Medicine Man GP LLC (v) Park Infusion Services, L.P., and (vi) Park-Medicine Man, L.P.

Seller is engaged as a provider of healthcare services through its retail pharmacies and infusion therapy/specialty pharmacy services units. Based in Dallas, Texas, the Seller operates one retail drug store, Dougherty’s Pharmacy, Inc, in Dallas and three pharmacies in the area between Houston and the Gulf of Mexico coast under the name Medicine Man. Infusion therapy/specialty pharmacy services are located in Dallas, San Antonio and Houston and are operated under the name Park Infusion Services.

Pursuant to the Plan, which the Company and Seller filed jointly with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division on November 12, 2003, the Company has deposited $100,000 in a separate bank account (such deposit to be utilized under the Plan as part of the purchase price if the acquisition closes) and would invest up to $1.5 million into the reorganized debtor and assume debt of the Seller of approximately $6.25 million. For the twelve months ended June 30, 2003, the Seller had (unaudited) revenues of approximately $43.8 million.

The proposed acquisition will be subject to various conditions, including bankruptcy court approval, and there can be no assurances that the acquisition will close nor that the Company will be able to integrate and execute the Seller’s business successfully.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENDANT SOLUTIONS, INC.

Dated: November 13, 2003	By:	/s/ DAVID E. BOWE
David E. Bowe
Chief Executive Officer, President and
Chief Financial Officer

3